Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Nu Horizons Electronics Corp. 2002 Key Employee Stock Incentive Plan, as amended, and the Nu Horizons Electrics Corp. 2002 Outside Directors’ Stock Option Plan, as amended, of Nu Horizons Electronics Corp. of our reports dated May 12, 2008, with respect to the consolidated financial statements and schedule of Nu Horizons Electronics Corp. included in its Annual Report (Form 10-K) for the year ended February 29, 2008 and the effectiveness of internal control over financial reporting of Nu Horizons Electronics Corp. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Melville, New York
October 7, 2008